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                                                                    EXHIBIT 99.1

                 COLE NATIONAL ANNOUNCES ONE MONTH EXTENSION OF
                             TARGET OPTICAL CONTRACT

       Cleveland, Ohio, January 30, 2004 -- Cole National Corporation (NYSE:
CNJ) today announced that it has extended its agreement with Target Corporation, under which the Company operates licensed optical departments in 265 Target Stores, through February 28, 2004. As previously disclosed, this agreement was set to expire on January 31, 2004.

       The Company continues its discussions with Target Corporation regarding a renewal of the agreement on modified terms. No assurances can be given as to the outcome of the discussions. As disclosed in the Company's earnings release in December, the Company would incur significant pre-tax charges if it exits the Target Optical business, relating primarily to the write-down of fixed assets and inventory, and the payment of severance. It is currently estimated that exiting the Target Optical business at the end of the one month extension would result in a pretax charge of approximately $20 million. Approximately three-quarters of this charge would be non-cash.

         ABOUT COLE NATIONAL

       Cole National Corporation's vision business, together with Pearle franchisees, has 2,197 locations in the U.S., Canada, Puerto Rico and the Virgin Islands and includes Cole Managed Vision, one of the largest managed vision care benefit providers with multiple provider panels and nearly 20,000 practitioners. Cole's personalized gift business, Things Remembered, serves customers through 728 locations nationwide, catalogs, and the Internet at www.thingsremembered.com. Cole also has a 21% interest in Pearle Europe, which has 1,480 optical stores in Austria, Belgium, Denmark, Estonia, Finland, Germany, Italy, Kuwait, Norway, the Netherlands, Poland, Portugal, Russia and Sweden.

         FORWARD LOOKING STATEMENT

         The Company's expectations and beliefs concerning the future contained in this document and the Form 10-Q are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecasted due to a variety of factors that can adversely affect the Company's operating results, liquidity and financial condition, such as the changes in the costs associated with expiration or renewal of the Company's agreement with Target Corporation; the timing and achievement of improvements in the operations of the optical business; and the Company's relationships with host stores and franchisees. The Company does not assume any obligation to update the forward looking statements in this press release.